Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163704

PROSPECTUS SUPPLEMENT NO. 3

(To prospectus dated January 26, 2010,

as supplemented by Supplement No. 1, dated May 27, 2010,

as supplemented by Supplement No. 2, dated June 24, 2010)

119,512,556 Ordinary Shares

AMARIN CORPORATION PLC

This prospectus supplement no. 3 (this “Supplement”) supplements and amends the prospectus dated January 26, 2010 (as amended by prospectus supplement no. 1, dated May 27, 2010, and by prospectus supplement no. 2, dated June 24, 2010, as so amended and supplemented, the “Prospectus”), which relates to the sale of up to 119,512,556 of our ordinary shares, par value £0.50 per share (“Ordinary Shares”), each represented by one American Depositary Share (“ADS”), of Amarin Corporation plc, by the selling shareholders named in the Prospectus or their transferees, pledgees, donees or other successors in interest. This Supplement does not relate to our issuance of additional Ordinary Shares or ADSs beyond the 119,512,556 originally covered by the Prospectus.

This Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, which is to be delivered with this Supplement. This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates and supersedes the information contained in the Prospectus.

Our ADSs are listed on the NASDAQ Capital Market, the principal trading market for our securities, under the symbol “AMRN.”

INVESTING IN THE SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FILED ON JANUARY 26, 2010 AND ON PAGE 4 OF OUR ANNUAL REPORT ON FORM 20-F INCLUDED IN THE ABOVE-REFERENCED PROSPECTUS SUPPLEMENT NO. 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES. BEFORE BUYING THESE SECURITIES, YOU SHOULD READ AND CONSIDER THE INFORMATION THAT AMARIN CORPORATION PLC FILES WITH THE SECURITIES AND EXCHANGE COMMISSION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 3 is August 11, 2010.

On August 10, 2010, Amarin Corporation plc (“the Company”) announced that its MARINE trial, a Phase 3 clinical trial of AMR101, has completed patient enrollment and randomization into the treatment phase of this trial. The primary endpoint in the MARINE trial is the percentage change in triglyceride level from baseline after 12 weeks of treatment. Consistent with the protocol for this trial, the Company expects that the 229 patients randomized in this study will be sufficient to achieve statistical significance. The Company indicated that top line results from this trial are expected early in 2011, towards the early part of the range of guidance provided previously.

The Company also announced that, as of August 10, 2010, over half of the 650 patients currently targeted for the ANCHOR trial, a separate on-going Phase 3 trial for AMR101, have been enrolled and randomized to dosing. This trial is designed to evaluate the safety and efficacy of AMR101 in patients with high triglyceride levels who are also on statin therapy for elevated LDL cholesterol levels. The Company anticipates completing patient enrollment and randomization for ANCHOR in 2011 and reporting top-line results from the ANCHOR trial in 2011.

Important Note:

This filing contains forward-looking statements, including statements about the timing of clinical trial results and the potential indications and market opportunity for AMR101 if approved by the U.S. Food and Drug Administration. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Among the factors that could cause actual results to differ materially from those described or projected herein are the following: anticipated operating losses and the likely need for additional capital to fund future operations; uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that historical enrollment and randomization rates may not be predictive of future results; dependence on third-party manufacturers, suppliers and collaborators; significant competition; loss of key personnel; and uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation. A further list and description of these risks, uncertainties and other matters can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 20-F. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this filing, whether as a result of new information, future events or circumstances or otherwise.